Exhibit 99.1
 Welcome!2016 Annual MeetingJune 22, 2016

 2015 Continues a Great Run!    Grew to $177 million in total assets, 8.5% over 2014.Net loan growth of 10.6%Pre-tax income of $5.1 million compared to $4.8 million in 2014.Net income of $3.3 million ($3.0 million in 2014).ROAA 1.93% - ROAE 13.37%.Diluted earnings per share - $0.81 ($0.75 in 2014).Book Value per share - $6.74.Trust assets over $1 billion.

 First Quarter 2016    Up to $193.7 million in total assets. 9.5% growth over 12/31/15.Net income of $788,000, $0.20 per share.ROAA 1.7% - ROAE 11.78%Net loan balances of $155.1 million compared to $144 million at 12/31/15.Loan sales of $5.4 million for a gain of $497,000.Per share book value of $6.95.

 Portfolio Growth and Yield  Information from publicly filed regulatory reports  Bank Name   12/31/2014 Loan Growth  Earning Asset Yield   12/31/2015 Loan Growth  Earning Asset Yield   3/31/2016 Loan Growth  Earning Asset Yield   5 QTR Change in Yield  T Bank NA, Dallas TX   11.2%  5.3%  7.7%  5.2%  16.5%  5.2%  -2.08%                     Affiliated Bank, Bedford TX   15.7%  5.9%  4.9%  5.9%  17.6%  5.8%  -1.87%                     Liberty Bank, Hurst TX   6.1%  4.7%  4.3%  4.4%  9.6%  4.3%  -7.08%                     Liberty Capital Bank, Addison TX   10.0%  3.9%  19.0%  3.5%  23.6%  3.6%  -8.44%                     Texas Republic Bank NA, Frisco TX   16.0%  5.4%  1.6%  5.5%  15.2%  5.9%  8.47%                     Texas Security Bank, Dallas TX  23.2%  4.6%  -3.7%  4.4%  15.7%  4.2%  -8.87%

 Information compiled by DD&F Consulting Group, Inc. from publicly filed regulatory reports

 WOW - Your Stock Price This Year!!  Closing price of TBNC on 6/30/15 compared to 6/17/16

 T Bancshares  TBNC  2.80%  Independent Bank Group  IBTX  -3.80%  Veritex Holdings  VBTX  2.34%  Southwest Bancorp  OKSB  -13.22%  Hilltop Holdings (Plains)  HTH  -12.29%  Cullen Frost Bankers  CFR  -19.65%  Stock Price Change From 6/30/15 to 6/17/16